Exhibit 99.1

NEWS RELEASE

FOR RELEASE: D-R-A-F-T

GATX CORPORATION ADDS PAUL YOVOVICH TO BOARD OF DIRECTORS

CHICAGO, IL, July 20, 2012—GATX Corporation (NYSE:GMT) today announced the appointment of Paul G. Yovovich to its Board of Directors. Mr. Yovovich will also serve as a member of the Audit Committee. The GATX Board now consists of 9 members, including 8 independent directors.

“Paul brings a wealth of senior executive experience in operations, finance, and capital markets to GATX. He is an excellent addition to our outstanding group of independent directors,” said Brian A. Kenney, chairman and chief executive officer of GATX Corporation.

Mr. Yovovich has been the president and a principal of the private equity firm Lake Capital since he co-founded the firm in 1998. He has over 30 years of experience as a senior executive, principal and corporate director, including serving as president and chief operating officer of Advance Ross Corporation from 1993 to 1996 and in various executive positions with Centel Corporation from 1982 to 1992. Mr. Yovovich is a certified public accountant and holds a master of business administration and a bachelor of arts from the University of Chicago.

COMPANY DESCRIPTION

GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. Controlling one of the largest railcar fleets in the world, GATX has been providing quality railcars and services to its customers for 114 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.

FOR FURTHER INFORMATION CONTACT:

Jennifer Van Aken

Director, Investor Relations

GATX Corporation

312-621-6689

jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(7/20/12)